UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant    ☐
Filed by a Party other than the Registrant    ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

Playtex Products, Inc.

(Name of Registrant as Specified in Its Charter)

Energizer Holdings, Inc.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Filed by Energizer Holdings, Inc.
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Playtex Products, Inc.
Commission File No.: 001-12620

On July 13, 2007, members of management of Energizer Holdings, Inc. (“Energizer” or the “Company”) held a conference call regarding the announced acquisition of Playtex Products, Inc. (“Playtex”) by the Company.  The following is a transcript of that conference call.

Final Transcript
Thomson StreetEventsSM
Conference Call Transcript ENR - Energizer Holdings, Inc. to Acquire Playtex Products, Inc. Event Date/Time: Jul. 13. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

 Jackie Burwitz
 Energizer Holdings, Inc. - VP, IR

 Ward Klein
 Energizer Holdings, Inc. - CEO

 Dan Sescleifer
 Energizer Holdings, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

 Lori Scherwin
 Goldman Sachs - Analyst

 Bill Chappell
 SunTrust - Analyst

 Bill Schmitz
 Deutsche Bank - Analyst

 Reza Vahabzadeh
 Lehman Brothers - Analyst

 Mitchell Spiegel
 Credit Suisse - Analyst

 Linda Bolton Weiser
 Oppenheimer - Analyst

 Connie Maneaty
 BMO Capital Markets - Analyst

 Andy Baker
 Jefferies & Co. - Analyst

 Peter Barry
 Bear Stearns - Analyst

 Kathleen Reed
 Stanford Financial - Analyst

 Jason Gere
 A.G. Edwards - Analyst

 Dan Sofsky
 Credit Suisse - Analyst

 Scott Middleman
 Jefferies - Analyst

 Jim Barrett
 C.L. King & Associates - Analyst

PRESENTATION

Operator

Good day and welcome to today's Energizer conference call to discuss the Playtex acquisition. Today's call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call to Jackie Burwitz, Vice President of Investor Relations. Please go ahead, ma'am.

Jackie Burwitz - Energizer Holdings, Inc. - VP, IR

Good morning, everyone, and welcome to our conference call. Joining me today are Ward Klein, Chief Executive Officer of Energizer, and Dan Sescleifer, our Chief Financial Officer. Ward is actually at Playtex Products' headquarters in Westport, Connecticut meeting with employees and Dan and I are here in St. Louis.

Before getting started, our attorneys would like me to inform you that any comments in this call that are not historical, particularly statements regarding growth and margin stability of the Feminine Care, Baby Care, and Sun Care categories, the compatibility of the Playtex and Energizer businesses, synergies and market opportunities and the impact of the acquisition on earnings, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These factors are referred to in our joint press release issued July 12 and in our 8-K filed today. There are also other factors that may affect the future results of Energizer which are set forth in our filings with the Securities and Exchange Commission. Such filings are available at the Investor Relations section on our website at www.Energizer.com.

The Company cautions readers not to place undue reliance on any forward-looking statements that speak only as of the date made and should not be relied upon as representing our views at any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

A replay of this call will be available. However, due to SEC filing requirements, the replay will not be available until 24 hours after the call has ended and will run through the end of the day on July 31st. The replay dial-in is 1-888-203-1112 or 1-719-457-0820 and the pass code is 2184904. To access a replay of the call, please go to our Investor Relations portion of our website at Energizer.com.

As a reminder, we are scheduled to release our third-quarter earnings on Tuesday, July 24 before the market opens. As such, today's comments will be limited to the discussion of our acquisition of Playtex.

Now I'd like to turn the call over to Ward.

 Ward Klein - Energizer Holdings, Inc. - CEO

Thank you, Jackie and good morning. By now, all of you have had a chance to read the press release announcing our agreement to purchase Playtex Products for approximately $1.9 billion. As many of you know, conference calls are not the norm for us, but we thought one was warranted with this acquisition to discuss the rationale and why we feel it is the right move for Energizer and our shareholders.

As you know, Energizer has a history of delivering strong free cash flow. One of our most important decisions has been what to do with this free cash flow. As we have consistently stated, our preferred use of cash in order of priority has been -- one, to fund internal opportunities; two, to fund acquisitions, such as Schick followed by; three, share repurchase when it was economically justified.

Our stated acquisition strategy has been to find compatible companies, preferably operating in categories adjacent to our current product offerings in the household products or personal care domains. Furthermore, we are most interested in strong brands that are either #1 or #2 in the categories in which they compete. Playtex Products is such a company.

We are very excited about bringing the world-class businesses and people of Playtex into the Energizer family. Playtex offers a unique opportunity because it fits strategically -- it is a fast-moving consumer goods company with many of the same customers and distribution channels as Energizer. It has strong brands, many of which have number one or number two market positions in stable or growing personal care categories. By joining Energizer, we hope to provide Playtex with added scale and increased resources to continue to thrive in an increasingly competitive environment.

We see a number of operating benefits from this acquisition, including one, the addition of Playtex to better balance Energizer Holdings' portfolio of products, specifically Personal Care products currently consisting of the Schick business, will, through the addition of Playtex, grow from 30% of total corporate sales to over 40% of total corporate sales based on 2006 results. Two, the addition of Playtex will also add significantly greater scale to our North American Personal Care business. Specifically Energizer's North American Personal Care currently consisting of Schick, will more than triple in size. And three, we will also have the opportunity to potentially expand part of the Playtex line from the dozen or so countries that it is currently operating in to some of the over 150 countries Energizer does business in. Also important are Playtex's healthy gross margins as well as historically predictable and strong cash flows.

This deal constitutes both the purchase of Playtex's outstanding shares for $18.30 per share and the assumption of 100% of its debt. We expect to finance the transaction with a combination of available cash, available current borrowing capacity, and new borrowings. Playtex's notes will be tendered in conjunction with the deal closing and the terms of all new financing will be disclosed once the deal has closed. We expect our current private placements to remain outstanding. Despite the substantial increase in debt, we expect to maintain our investment-grade credit profile and expect to deliver quickly with the cash flows from our combined businesses.

This is our first acquisition since Schick in 2003 and we expect it will be an equally important and financially attractive proposition for our shareholders. As you may recall, we acquired Schick in 2003 when it delivered $625 million in sales. Now, annual sales in that business are nearly $1 billion. Given our successful experience with the integration of Schick, we're very optimistic about an equally successful integration of Playtex.

As stated in our press release, Playtex's sales for the last four quarters totaled $641 million while earnings before interest and taxes and depreciation were $126 million. These numbers exclude Playtex's recent acquisition of Hawaiian Tropic, which had 2006 sales of approximately $112 million. Over 95% a Playtex's sales are in North America.

Now, for an overview of the three categories in which Playtex competes -- Skin Care, Feminine Care, and Infant Care.

The Skin Care business is comprised of Sun Care and personal wipes with such brands as Banana Boat, Hawaiian Tropic, Wet Ones, and Playtex Gloves. Prior to the acquisition of Hawaiian Tropic, the Skin Care business was 36% of Playtex's 2006 sales. The Banana Boat business is concentrated in North America with some international operations primarily limited to Australia. Hawaiian Tropic is also primarily a North America-based business with additional presence in the United Kingdom, Mexico, and Spain. With the acquisition of Hawaiian Tropic, Playtex now has two distinctive, well-positioned brands. Also included in Skin Care are Wet Ones, which is the market leader in the hand and face towelettes segment with a 62% dollar share.

Feminine Care accounted for 36% of 2006 net sales. Playtex currently has two brands in its plastic tampon portfolio -- Playtex Gentle Glide and Playtex Sport, launched in 2006. In the United States, Playtex is the #2 player in tampons with a 25% market share. Playtex's brand is perceived as friendly, down-to-earth, trusted, and more specifically known for comfort in feminine hygiene, as such, the brand loyalty is quite high. The Feminine Care business is mostly in North America.

Playtex's Infant Care segment accounted for 28% of 2006 sales, Playtex Baby is a U.S. market leader in feeding products with a full line, including disposable and reusable bottles, children's drinking cups, pacifiers, nursing necessities and meal-time products. Also included in the company's Infant Care segment is the #1 diaper disposal brand, Diaper Genie, and the Playtex Hip Hammock child carrier.

From an earnings per share standpoint, we expect this transaction to be accretive in the first year, excluding the impact of a onetime, non-cash inventory adjustment required by GAAP accounting rules. And, of course, we expect this transaction to be increasingly accretive in the out years.

Synergies were an important factor in our valuation of the Playtex business and are expected to come from a number of areas; the most obvious being corporate functions. But until our integration plans are more formalized and communicated internally, we will not disclose synergy dollar estimates. I realize that synergy numbers are important in evaluating this transaction, but for the reasons just stated, we're not going to provide estimates or guidance at this time.

I want to emphasize that while realizing synergies is an important aspect of this deal, the most important factor going forward is the continued investment in the world-class brands of Playtex. We are most focused on continuing the momentum and strong performance of Playtex as demonstrated consistently over the past recent few years.

In closing, I would like to emphasize again that we are excited about this acquisition and the quality brands that will be added to our portfolio. We believe this transaction is an excellent use of capital and provides us with an opportunity to create shareholder value.

Before opening the call up for questions, I would request that questions pertain only to the Playtex announcement, as we are scheduled to release our third-quarter results next Tuesday, July 24 and are not prepared to discuss these results at this time.

With that, I would like to open the call up for questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Lori Scherwin, Goldman Sachs.

Lori Scherwin - Goldman Sachs - Analyst

Good morning and congratulations. Ward, can you talk about your thoughts on Playtex's categories and plans for the business going forward? Clearly, Neil did a great job of improving trends recently, but how are you viewing the growth opportunity and is it more about potential international build-out or do you think there's any opportunity in stepping up marketing or R&D to drive sales in the U.S. as well?

Ward Klein - Energizer Holdings, Inc. - CEO

We'll be looking at growth opportunities really in all the areas you just cited, Lori. Neil has done a great job of having the Playtex organization focused on building their share positions and their margin and top line.

I would say the three categories, the one with some of the most promising growth rates right now are probably in the Skin Care area. There's a lot of innovation taking place. Playtex has been a front-runner in leading that innovation and we see continuing to do that with the great brands that Playtex has.

I think in Fem Care and Baby Care, there's some positive growth rates in categories there and there's a very good focused marketing efforts at Playtex in terms of holding or growing share in those two businesses. And then on top of those opportunities, really is the opportunities internationally that you commented on. For those of you who know Energizer, we have operations on the ground in about 50 countries in the world. We do business in over 150 countries, a lot of that off the battery backbone. And we see certain Playtex Products having potential in a number of those markets. Of course, that will take time for us to assess and to invest in and to bring to market properly. But all these are opportunities that we see.

Lori Scherwin - Goldman Sachs - Analyst

Okay, great. And on the synergy side, I know you're not going to be qualifying that. When do you think you might be in a better position to do that? And then also, if I remember correctly, with Schick, it took you awhile to consolidate sales forces and you ran them separately for quite some time. Do you think you will have the same game plan with Playtex or might you speed it up a little bit?

Ward Klein - Energizer Holdings, Inc. - CEO

Again, I really don't want to comment at all in terms of synergies or what we might do and when we might do it. Frankly, the first issue at hand right now is for this deal to close. Playtex needs to go to their shareholders with the proxy and solicit their support for this deal. And so we are hoping in the next two to three months, we can get through the various regulatory clearances and other clearances and close this deal. We will be working, the Schick organization with the Playtex organization in particular, I think during that time as much as we are allowed, to look at opportunities going forward in terms of what's the absolute best structure to go to market. That is going to take some time. And frankly, I think we are looking maybe towards an analyst conference in February if we are lucky enough to be invited to a Cagney, for example, maybe, where we could really lay that out in proper detail.

Lori Scherwin - Goldman Sachs - Analyst

Okay, great. And then just lastly, in the release, you mentioned using Playtex as a platform for other deals and I'm just wondering is this comment just consistent with your current strategy and what your strategy has been of being opportunistic? Or do you now have some sort of larger game plan and blueprint and target for how big you would like the Company to be one day?

Ward Klein - Energizer Holdings, Inc. - CEO

Honestly, we don't kind of peg where we want the company to be in terms of sales down the road. We really are focused on shareholder returns. And we will have obviously a lot to focus on here over the next year or two in terms of integrating the Playtex brands and organization with the Schick organization to create the best organization we can. I think we will be using free cash flows to pay down some debt that we have incurred as a result of this transaction certainly over the next year. I think that's where our focus is going to be. And then down the road, obviously it does create a great deal more optionality for us as we look at additional categories or businesses we might want to go into through the acquisition route.

Lori Scherwin - Goldman Sachs - Analyst

Okay. And then just you mentioned using cash to pay down debt. Does that mean share buybacks take a back seat until you delever?

Ward Klein - Energizer Holdings, Inc. - CEO

I think that's a fair comment in terms of where our preferences are, but things can always change. We have been opportunistic in the past. I think we will remain somewhat opportunistic, but our focus is going to be on debt pay down for the short term, anyway.

Lori Scherwin - Goldman Sachs - Analyst

Okay, great. Thanks very much.

Operator

Bill Chappell, SunTrust.

Bill Chappell - SunTrust - Analyst

Good morning, congratulations. First question is on your -- the debt side, you said you could kind of roll Playtex's debt into your facility. Does that mean consistent with kind of a 6.5% debt rate that you are carrying right now?

Ward Klein - Energizer Holdings, Inc. - CEO

I tell you what, I'm going to defer to Dan and we're in a separate location; so Dan, could you handle that?
Hello, Dan? I don't know if we've lost Jackie and Dan in St. Louis.

Bill Chappell - SunTrust - Analyst

I'll take that as a yes.

Ward Klein - Energizer Holdings, Inc. - CEO

I think we have lost them. Let me take a stab at that. As you know, Bill, we have currently a great -- about I think $1.5 billion of debt fixed in private placement at very favorable rates. We see that continuing and in terms of the debt to finance this transaction, we do have some excess cash sitting on our balance sheet right now. We do have some underutilized debt capacity. Obviously, we will be utilizing that for this transaction.

And then, the treasury folks are looking at how exactly we will go to market at the time of closing. We have certainly assurances that we can fund it and the ideal way of doing that, frankly, the details are yet to be worked out.

Bill Chappell - SunTrust - Analyst

Okay.

Ward Klein - Energizer Holdings, Inc. - CEO

I think the public listed -- I think the plan for the public listed debt that Playtex holds is to redeem that and basically bridge that into when we take over the operation.

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

Hey, Ward, this is Dan. Jackie and I got dropped off. We are back on now.

Ward Klein - Energizer Holdings, Inc. - CEO

Okay, well hopefully I just -- what I said, Dan, was correct.

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

Well I heard the end of it and it sounded good, but --

Ward Klein - Energizer Holdings, Inc. - CEO

Okay. Bill, did that answer your question?

Bill Chappell - SunTrust - Analyst

Yes, Dan, just one other question and you may have answered this but I got on late. Can you maybe give us an idea in terms of how long this process has been going? Is there a breakup fee? And are there kind of details of what, why Playtex, in terms of [gavet]? You haven't seen a whole lot of other deals recently or this one just popped up?

Ward Klein - Energizer Holdings, Inc. - CEO

I will answer part of that but I will defer to Dan for the rest of that. And I guess the important part is we approached Playtex a few months ago in that we saw the great job that Neil and his team were doing. We saw our financial situation in a position where we can possibly go after something like this and retain our favorable private placement debt and that was part of the initiative. Dan, do you want to jump in?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

Yes, and on the breakup fee, we are filing our definitive agreement with our 8-K today. It will be $35 million and there are other typical standard deal protection provisions in the contract as well.

Bill Chappell - SunTrust - Analyst

Okay great. Thank you.

Operator

 Bill Schmitz, Deutsche Bank.

Bill Schmitz - Deutsche Bank - Analyst

It's really nice to hear from you guys. You should do these conference calls more often.

My first question is sort of along the lines of Schick as well, because when you watch Schick and you talk about that great growth trajectory, there were also two very big kind of game changing technologies in the pipeline. Is there similar stuff waiting for you at Playtex?

Ward Klein - Energizer Holdings, Inc. - CEO

There is certainly a raft of innovation taking place in the different categories here at Playtex. I'm not sure it would be on the same scale. Obviously, the launch of those two razor systems, the Intuition Women's System followed six months later by the Quattro Men's Systems was a remarkable occurrence and which has contributed greatly to that dramatic growth. I'm not sure I see immediate innovation here to that same degree, frankly. But there's a lot of innovation here and the focus is going to be bringing it to market as effectively as possible.

Bill Schmitz - Deutsche Bank - Analyst

Great. And then, sorry -- when you look at the -- because you guys are really good at kind of knowing what levels of trade inventories are. Have you had a hard look at sort of Playtex's inventory levels at retail and are you comfortable with kind of where they are? Because we're hearing a lot of noise in the marketplace recently and I don't want to get too close to the quarter, but a lot of retailers are starting to destock pretty aggressively.

Ward Klein - Energizer Holdings, Inc. - CEO

I'm not aware of any inventory issues per se, honestly. We do, are cognizant of, and have done due diligence of, on especially the Sun Care area, trying to understand how one manages trade inventories on that business because of kind of some of its unique aspects. So I think we've gotten comfortable with that and frankly Playtex has done a great job these past three years in bringing returns, suntan lotion turns down year after year. We are starting to understand the process by which they do that. They look pretty sound to us.

Other than that, I'm not really aware of anything. Dan, I don't know from the due diligence standpoint do you have anything to comment on?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

I can't comment on where they are currently, but we did look -- they turn their inventories about four times a year, and it's maybe a little bit longer than us. But that's basically all we've done in terms of due diligence.

Bill Schmitz - Deutsche Bank - Analyst

Okay, great. And then just finally, a housekeeping item. I think you said a fall closing. Does that mean September or does that mean December?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

We're hoping September close and December we think we'll be long closed before then.

Bill Schmitz - Deutsche Bank - Analyst

Okay, great. Thanks very much. Congratulations.

Operator

Reza Vahabzadeh, Lehman Brothers.

Reza Vahabzadeh - Lehman Brothers - Analyst

Good morning. On the prior question that was asked regarding the debt assumption and the redemption of Playtex's debt, does that mean that you would just assume the Playtex debt or you would have to repay and refinance the Playtex debt?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

It's actually the latter. We want -- and it's actually part of the agreement is, the Playtex debt will be refinanced prior to the closing of the transaction. We will probably have a bridge financing on our own prior to terming out the debt that we put in place, but then it will be our debt going forward.

Reza Vahabzadeh - Lehman Brothers - Analyst

Okay, thank you much.

Operator

Mitchell Spiegel, Credit Suisse.

Mitchell Spiegel - Credit Suisse - Analyst

My question was just asked. Thank you.

Operator

Linda Bolton Weiser, Oppenheimer.

Linda Bolton Weiser - Oppenheimer - Analyst

Thank you. The projection for corporate expense for Playtex for '07 is about $69 million. Do you have any sense roughly what that, what's in that number? Like could you break it down roughly like admin and overhead, incentive compensation expense, anything like that that you could shed some light on?

Ward Klein - Energizer Holdings, Inc. - CEO

I will defer to Dan on that. I'm not sure how much Playtex is (multiple speakers)

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

I think you probably ought to refer that to Playtex management. We can comment on their financials, but there's a lot in there, obviously. There is incentive comp. There's typical corporate expenses. There is office space, and I think hopefully the details they provide are sufficient. We can't really provide anything more than what has been publicly disclosed by them.

Linda Bolton Weiser - Oppenheimer - Analyst

Do you have a sense early on here as to how much of that could be eliminated?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

Well, we've done some exhaustive analysis of cost reductions, efficiencies, and potential synergies, but as Ward has said, at this point in time, without the plans being final and really without us owning the business, we're really not at liberty to disclose anything externally.

Linda Bolton Weiser - Oppenheimer - Analyst

Okay, thank you very much.

Operator

Connie Maneaty, BMO Capital Markets.

Connie Maneaty - BMO Capital Markets - Analyst

As you look at the Playtex portfolio, there are a couple of very strong brands and there are some miscellaneous product lines, or that's what it appears, in the Infant Care business. As those products will be an even smaller percentage of Energizer going forward, is there the possibility that you would divest some of them or is everything you see at Playtex a keeper?

Ward Klein - Energizer Holdings, Inc. - CEO

Again, I kind of hate to speculate. I think everything the right now is a keeper, but going forward, there are always pruning of portfolios (technical difficulty) to the portfolios that one looks at. I would say that when we make those kind of decisions, we look at multiple factors rather than just wrought dollar size. It may be items in a portfolio that seem small but are strategically important. It may be items that are extraordinarily stable and profitable. These are the kind of more standard evaluations we do in the dollar portfolios and will continue to do that going forward.

Connie Maneaty - BMO Capital Markets - Analyst

Okay, congratulations. Looks great.

Operator

[Andy Baker], Jefferies.

Andy Baker - Jefferies & Co. - Analyst

Thank you very much and congratulations on the deal. A couple of questions; one on the financing and one on the process I guess. The financing that you have for this, I know some of it is going to be coming from your current facilities and your cash, but on the outside part, do you have a guarantee from your bankers? And once you get your financing in place, do you have a target leverage? And then beyond that, in terms of the whole process, every time somebody seems to announce a deal these days, there seems to be a counteroffer coming in like [Alkoia, Alcan] yesterday. Can you tell us about the process? Was it just a two-way negotiation? You went to them and negotiated or did their Board actually go out there and look for the best possible offer and determine it was you? Thank you.

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

Ward, I will answer the financing questions.

Ward Klein - Energizer Holdings, Inc. - CEO

Yes, I will take care of the process one.

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

Yes, we don't have committed financing per se, but we have some very loyal and good relationships with our banks and we do not anticipate financing being an issue. In terms of our leverage, we are committed to remaining investment grade. With this transaction, we will remain investment grade and we expect to delever very quickly.

Ward Klein - Energizer Holdings, Inc. - CEO

And as for the process, other than we took the initiative and contacted Playtex to kind of start this thing off, I really don't want to comment past that.

Andy Baker - Jefferies & Co. - Analyst

All right, thank you.

Operator

Peter Barry, Bear Stearns.

Peter Barry - Bear Stearns - Analyst

Dan, could you give us a sense of what total debt will look like after the deal?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

Well, it will be in excess of $3 billion and from a covenant standpoint, it will be under 4 times debt to EBITDA.

Peter Barry - Bear Stearns - Analyst

And your covenant limitations are what? Can you share that with us?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

Four times debt to EBITDA.

Peter Barry - Bear Stearns - Analyst

Okay. Allowing for how early you are in this process, have you looked at Playtex's advertising and promotional outlays and deemed them to be appropriate, too high, too low, or haven't you gotten there yet?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

We have looked at their advertising and the consumer support outlays as a percent of sales on these businesses. We are fully aware of them, but I really don't want to comment other than that. They've done a great job and we want to continue doing a good job.

Peter Barry - Bear Stearns - Analyst

A necessary question to ask I think, Ward, could you speak to management continuity?

Ward Klein - Energizer Holdings, Inc. - CEO

The -- is it -- I think it's public, Dan, well, it is here, that Neil will retire (technical difficulty) this transaction is completed.

Peter Barry - Bear Stearns - Analyst

I'm sorry, you just broke up right at the key words.

Ward Klein - Energizer Holdings, Inc. - CEO

Neil has announced that he will retire when the transaction is [consummated].

Peter Barry - Bear Stearns - Analyst

Okay, and last one for me, is there any significance in terms of the logistics between Schick and Playtex?

Ward Klein - Energizer Holdings, Inc. - CEO

I'm not exactly sure of your question. I will comment on one very nice coincidence and that is that the Schick operation is headquartered in Milford, Connecticut and Playtex at Westport, Connecticut basically 20 miles apart on the same interstate.

Peter Barry - Bear Stearns - Analyst

That was my reference. I didn't know whether the plan was to eventually combine the two.

Ward Klein - Energizer Holdings, Inc. - CEO

Again, that kind of falls under the general issues we'll be looking at as we go forward as it relates to integration.

Peter Barry - Bear Stearns - Analyst

Thank you very much, gentlemen.

Operator

Kathleen Reed, Stanford Financial.

Kathleen Reed - Stanford Financial - Analyst

Good morning. Can you comment a little bit -- I think when you were giving us a brief description of Playtex's segments and brands, you mentioned that they had two tampon products, their Gentle Glide and Sport. They actually have a third brand, I believe, called Beyond that has been doing very poorly. Can you just talk about the future of that one or if that one has already been either sold or discontinued?

Ward Klein - Energizer Holdings, Inc. - CEO

On those kind of questions, I would frankly refer you back to Neil and the Playtex management. They still run this business and I think maybe they've commented on that particular brand and I would refer to them.

Kathleen Reed - Stanford Financial - Analyst

Okay, and I know you just answered another question somebody else had asked about the speculation that another suitor could come in and make a counter offer. I guess, can you just comment when your Board approved the date for that, if that was just yesterday or what the day that your Boards approved the transaction? That seems really fast.

Ward Klein - Energizer Holdings, Inc. - CEO

Well, we are too fast, lean companies, frankly. And we had two Boards who unanimously, both Boards, approved this deal within the past week.

Kathleen Reed - Stanford Financial - Analyst

Okay, great. Thank you very much.

Operator

Jason Gere, A.G. Edwards.

Jason Gere - A.G. Edwards - Analyst

Good morning. Can you just talk a little bit about I guess R&D. Obviously for you guys it's a different type of technology and I guess maybe some initial comments about Playtex's R&D efforts.

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

There is some overlap actually in the R&D areas between Schick and Playtex, especially as it relates to Skin Care and especially as it relates to work we do particularly with Intuition, and we do shave props and some skin care products internationally. So frankly, I think both organizations have a great opportunity to learn from each other, especially in that particular area where it overlaps, and we are quite excited about that. Skin care is a hot area overall globally and there is great patents from both companies in this area and frankly, some very good people.

Jason Gere - A.G. Edwards - Analyst

And then broadly speaking, when you think about the synergies and I know you are not quantifying, it would seem that cost savings are the majority, but obviously based on your just your last comment, there could be some revenue synergies from products. Can you just talk a little bit about your initial thoughts in a couple of years out from now?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

I won't as it relates to products. I will tell you this, that the folks at Schick, especially in women's systems and disposable people, know women quite well and especially young women quite well. They are a very important consumer for some major product categories for Schick's side. Obviously, that's also the case on the Playtex side in terms of the importance of women, especially young women. So I think there's quite a bit of overlap and synergy opportunity, whether it's from R&D, from innovation, from comarketing, from cobranding; those are all opportunities I think we will take a hard look at. That said, there's certainly no specific plans at this point in time since given where we are with the nature of this deal.

Jason Gere - A.G. Edwards - Analyst

And then lastly, and I'm not sure if you said this, when do you think the whole integration would be completed?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

I didn't say that and I honestly don't know so I don't want to throw out a number or date for (technical difficulty) sake. The integration will be completed when it makes sense.

Jason Gere - A.G. Edwards - Analyst

Okay. Thank you very much.

Operator

Dana [Sofsky], Credit Suisse.

Dan Sofsky - Credit Suisse - Analyst

You mentioned before that you don't have any "guarantees" from your bank. Is there a financing condition to closing on this deal?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

No, there's no financing condition.

Dan Sofsky - Credit Suisse - Analyst

And I've seen a report that has come out that says that your -- the breakup fee is $35 million; can you confirm that?

Dan Sescleifer - Energizer Holdings, Inc. - EVP, CFO

Yes, that is the number and again, that will be filed with our definitive agreement with the 8-K today.

Dan Sofsky - Credit Suisse - Analyst

But you are confirming it. Okay. All right, thanks a lot.

Operator

Scott [Middleman], Jefferies.

Scott Middleman - Jefferies - Analyst

Thank you for taking my question, but it was just answered. So congratulations.

Operator

Jim Barrett, C.L. King & Associates.

Jim Barrett - C.L. King & Associates - Analyst

Hi. A few years ago, Playtex was publicly put on the auction block. Did Energizer look at the Company at that time? And if so, what was the thought process in reviewing the financials?

Ward Klein - Energizer Holdings, Inc. - CEO

You know, we really can't comment on that. We are always subject to confidentiality with anything we look at and we just -- our standard response will always be no comment.

Jim Barrett - C.L. King & Associates - Analyst

Thanks anyway.

Operator

We have no other questions in the queue at this time.

Ward Klein - Energizer Holdings, Inc. - CEO

 Okay. Thank you, everybody.

Operator

That does conclude our call today. We would like to thank everyone for their participation. Have a great day.

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Cautionary Note Regarding Forward-looking Statements

The foregoing information expressing or indicating the beliefs and expectations of the Company or its management regarding future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, favorable operating trends, and any other plans, objectives, expectations and intentions contained in this document that are not historical facts, particularly statements regarding the growth and margin stability of the feminine hygiene, infant products and sun care categories in which Playtex Products, Inc. competes, the compatibility of the Playtex and Energizer businesses, synergies and market opportunities, and the impact of the acquisition on earnings, all of which may be considered forward-looking statements .  Forward-looking statements are identified by words such as “will”, ‘’expected”, and other similar words.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results, which include, but are not limited to: (1) category growth of the business categories in which Playtex competes could be adversely impacted by general economic or political conditions, competitive activity, or concerns for product safety; (2) margin levels and cash flows can be negatively impacted by competitive pressure, economic downturns, or pressure from retailer customers; (3) the ability to expand Playtex products geographically to new international markets may be hindered by local economic, cultural or political conditions, competitive activity, and consumer or retailer resistance to new brands or products; (4) the Company’s cash flows from its combined businesses could be impacted by competitive or economic pressure, or by unexpected capital or other spending requirements, and as a result the Company’s credit profile could be negatively impacted, or the Company could be unable to reduce its outstanding debt as quickly as anticipated; (5) unexpected costs, significant declines in Playtex sales or earnings, and the inability to obtain anticipated synergies could negatively impact the expected earnings accretion resulting from the transaction; (6) currently anticipated synergies and cost reductions could be impacted by (i) unexpected business disruptions, loss of business focus, or inefficiencies resulting from the transaction or the combination of business activities, (ii) an inability to reduce expenditures, realize manufacturing efficiencies, or achieve favorable scale in the purchase of component materials, to the degree anticipated, or (iii) higher than anticipated transactional or severance expenses. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The Company does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Additional risks and uncertainties include those detailed from time to time in the Company’s publicly filed documents, including its annual report on Form 10-K for its fiscal year ended September 30, 2006.

Important Merger Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Playtex by Energizer. In connection with the proposed acquisition, Playtex intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Playtex and Energizer intend to file other relevant materials with the SEC. Shareholders of Playtex are urged to read all relevant documents filed with the SEC when they become available, including Playtex’s proxy statement, because they will contain important information about the proposed transaction, Playtex and Energizer. A definitive proxy statement will be sent to holders of Playtex stock seeking their approval of the proposed transaction.  This communication is not a solicitation of a proxy from any security holder of Playtex.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov.  In addition, Playtex shareholders may obtain free copies of the documents filed with the SEC when available by contacting Playtex’s Investor Relations at 203-341-4017. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Playtex or Energizer with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Energizer and its directors and executive officers, and Playtex and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Playtex common stock in respect of the proposed transaction. Information about the directors and executive officers of Energizer is set forth in Energizer’s proxy statement which was filed with the SEC on December 5, 2006. Information about the directors and executive officers of Playtex is set forth in Playtex’ s proxy statement which was filed with the SEC on March 23, 2007. Investors may obtain additional information regarding the interest of Energizer and its directors and executive officers, and Playtex and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.